Exhibit 2.2

EXECUTION VERSION

FIRST AMENDMENT TO

ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into effective as of January 29, 2026, by and between Vireo Health of Rocky Mountain, LLC, a Delaware limited liability company (“Buyer”), and Chicago Atlantic Admin, LLC, a Delaware limited liability company (the “Collateral Agent”). Each of Buyer and the Collateral Agent are referred to herein as a “Party” and collectively as the “Parties”.

BACKGROUND

Reference is made to that certain Asset Purchase Agreement, dated as of November 13, 2025 (as amended from time to time, the “Agreement”), by and among (a) Buyer, (b) the Collateral Agent, solely in its capacity as the collateral agent under that certain Senior Notes Indenture and related Senior Notes Documents, (c) Medicine Man Technologies, Inc., a Nevada corporation (the “Company”), and (d) the Company’s Subsidiaries listed on Schedule I and Schedule II of the Purchase Agreement (collectively with the Company, the “Company Entities”). The Parties desire to amend the Agreement as set forth herein. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

AGREEMENT

For good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to Agreement.

(a)            The Parties acknowledge and agree that (i) the Agreement requires that, as a condition to Closing, certain of the Company Entities deliver to Buyer the Requisite Regulatory Approvals granting the Permits held by such Company Entities in each applicable state to Buyer or its designee, and (ii) Vireo Health of Denver Metro, LLC, a Delaware limited liability company registered with the Secretary of State of the State of Colorado as a foreign limited liability company with ID number 20258258918, shall be Buyer’s designee to acquire, and shall acquire, certain of the Acquired Assets of the Company Entities, including, without limitation, the Permits currently held by SBUD, LLC, a Colorado limited liability company registered with the Secretary of State of the State of Colorado with ID number 20201414006, and Double Brow, LLC, a Colorado limited liability company registered with the Secretary of State of the State of Colorado with ID number 20211550989, set forth on Exhibit A.

(b)            Notwithstanding Section 7.1(b)(16) of the Agreement, (i) prior to and after the Closing, the Company Entities shall use commercially reasonable efforts to provide estoppels in customary form from the landlord under each Material Lease listed on Annex A; Section (a), dated no earlier than the date that is thirty (30) days prior to the Closing Date, indicating that the applicable Lease is in full force and effect and free from any breach or default on the part of the tenant thereunder, and (ii) Buyer hereby waives the conditions to Closing set forth in Sections 7.1(a)(xi) and 7.2(b)(16) of the Agreement with respect to the delivery of all such estoppels by the Company Entities as of the Closing.

2. Miscellaneous. Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect. The terms of Article 9 of the Agreement shall apply to this Amendment, as applicable, as if fully set forth herein.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed effective as of the day and year first set forth above.

BUYER:

VIREO HEALTH OF ROCKY MOUNTAIN, LLC

By:	/s/ John Mazarakis
Name:	John Mazarakis
Title:	Chief Executive Officer

COLLATERAL AGENT:

CHICAGO ATLANTIC ADMIN, LLC

By:	/s/ Peter Sack
Name:	Peter Sack
Title:	Authorized Person

[Signature Page to First Amendment to Asset Purchase Agreement]